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Exhibit 99.1

Contact: Kriste Goad

Office: (615) 263-7542

Cell: (615) 294-4771

kriste.goad@healthways.com

HEALTHWAYS ANNOUNCES RESIGNATION

OF DON TAYLOR, EVP-SALES AND MARKETING

Nashville, Tenn. – November 19, 2007 – Healthways (NASDAQ: HWAY) today announced the resignation of Don Taylor, Executive Vice President - Sales and Marketing, effective December 31, 2007. Long time Healthways executives Mike King, SVP – Sales, and Carol Murdock, SVP – Marketing, will lead their respective areas until a successor is identified. Healthways will immediately launch a search for Taylor’s successor.

“Don has been a key member of the executive leadership team at Healthways since 2002. We wish Don well in his desire to focus his service on corporate boards, work more with not-for-profit organizations and spend more time with his family," said Ben Leedle, Healthways’ President and CEO.

“My six years with Healthways have been highly rewarding,” stated Taylor. “This company has positively influenced healthcare and will continue to do so in a major way across the globe. I wish the absolute best for Ben, my friends and colleagues, and customers of Healthways. I hope I have added as much to Healthways as I have learned."

About Healthways

Healthways, Inc. is the leading and largest provider of specialized, comprehensive Health and Care SupportSM programs and services, including preventive health, outcomes-driven wellness, disease management and high-risk care management to health plans, employers and government. As of August 31, 2007, Healthways' Health and Care Support services are available to more than 27 million people nationwide. Healthways helps people lead healthier lives while reducing overall healthcare costs, providing people the support they need when they need it to enable them to make better choices and achieve better health outcomes. For more information, visit www.healthways.com.